Exhibit 99.3
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
AND STATEMENT OF OPERATIONS
     The following unaudited condensed pro forma consolidated balance sheet and statement of operations for Ivanhoe have been prepared in accordance with Canadian generally accepted accounting principles to illustrate the acquisition of the 40% working interest in the Dagang field not already owned by Ivanhoe in a transaction to be accounted for as a purchase, giving effect to the acquisition as if it occurred on December 31, 2005 for purposes of the unaudited condensed pro forma consolidated balance sheet and on January 1, 2005 for purposes of the unaudited condensed pro forma consolidated statement of operations.
     The unaudited condensed pro forma consolidated balance sheet as at December 31, 2005 has been prepared from information derived from the audited consolidated financial statements of Ivanhoe as at, and for the year ended December 31, 2005. The unaudited condensed pro forma consolidated statement of operations for the year ended December 31, 2005 has been prepared from information derived from the audited consolidated statement of loss of Ivanhoe for the year ended December 31, 2005 and the audited schedule of revenue and operating costs corresponding to a 40% working interest in the Dagang field for the year ended December 31, 2005.
     The unaudited condensed pro forma consolidated balance sheet and statement of operations are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the unaudited condensed pro forma consolidated balance sheet, Ivanhoe allocated the purchase price using its best estimates of fair value of the underlying assets. These estimates are based on the most recently available information. To the extent there are significant changes to the operations of the Dagang field, including results from ongoing activities, the assumptions and estimates herein could change significantly. Accordingly, the pro forma adjustments reflected in the unaudited condensed pro forma consolidated balance sheet and statement of operations included herein are preliminary and subject to change. The unaudited pro forma financial information does not reflect any potential operating efficiencies. The unaudited condensed pro forma consolidated balance sheet and statement of operations should be read in conjunction with the historical consolidated financial statements of Ivanhoe, including the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which have been filed with the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2005.

Ivanhoe Energy Inc.
Unaudited Condensed Pro Forma Consolidated Balance Sheet
(stated in thousands of U.S. dollars)

	As at December 31, 2005
					Pro Forma
	Ivanhoe	Pro Forma			Ivanhoe
	Energy Inc.	Adjustments			Energy Inc.
Assets
Current Assets
Cash and cash equivalents	$6,724	$—			$6,724
Other current assets	10,332	(1,746)	(a	)	8,586

	17,056	(1,746)			15,310

Oil and gas properties, equipment and investments, net	119,654	28,293	(a	)	147,947
Intangible assets — technology	102,068	—			102,068
Long term assets	2,099	—			2,099

	$240,877	$26,547			$267,424

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$25,791	$—			$25,791
Note payable — current portion	1,667	—			1,667
Asset retirement obligations — current portion	950	—			950

	28,408	—			28,408

Long term debt	4,972	6,547	(a	)	11,519
Asset retirement obligations	830	—			830
Long term obligation	1,900	—			1,900

	7,702	6,547			14,249

Shareholders’ Equity
Share capital	291,088	20,000	(a),	(c)	311,088
Purchase warrants	5,150	—			5,150
Contributed surplus	3,820	—			3,820
Accumulated deficit	(95,291)	—			(95,291)

	204,767	20,000			224,767

	$240,877	$26,547			$267,424

(a)	See Note 2 (a)

(c)	See Note 2 (c)

Ivanhoe Energy Inc.
Unaudited Condensed Pro Forma Consolidated Statement of Operations
(stated in thousands of U.S. Dollars, except per share amounts)

	Year ended December 31, 2005
					Pro Forma
	Ivanhoe	Pro Forma			Ivanhoe
	Energy Inc.	Adjustments			Energy Inc.
Revenue	$29,939	$9,336	(b	)	$39,275

Expenses
Operating costs	7,603	1,736	(b	)	9,339
General and administrative	9,529	—			9,529
Business and product development	4,978	—			4,978
Depletion and depreciation	14,447	5,487	(b	)	19,934
Interest expense and financing costs	1,258	451	(a	)	1,709
Write downs and provision for impariment	5,636	(5,000)	(b	)	636

	43,451	2,674			46,125

Net Loss (Income)	$13,512	$(6,662)			$6,850

Net Loss per share — Basic and Diluted	$0.07				$0.03

Weighted Average Number of Shares (in thousands)	195,803	8,591	(c	)	204,394

(a)	See Note 2 (a)

(b)	See Note 2 (b)

(c)	See Note 2 (c)

IVANHOE ENERGY INC.
NOTES TO THE UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENT OF OPERATIONS
(tabular amounts stated in thousands of U.S. dollars, except share amounts)
1. Basis of Presentation
The accompanying unaudited condensed pro forma consolidated balance sheet as at December 31, 2005 and unaudited condensed pro forma consolidated statement of operations for the year ended December 31, 2005 (the “pro forma statements”) have been prepared from information derived from, and should be read in conjunction with, the audited consolidated financial statements of Ivanhoe Energy Inc. (“Ivanhoe”) as at, and for the year ended, December 31, 2005 and the audited schedule of revenue and operating costs corresponding to a 40% working interest in the Dagang field not already owned by Ivanhoe.
The pro forma statements have been prepared in accordance with Canadian generally accepted accounting principles to illustrate the acquisition of a 40% working interest in the Dagang field in a transaction to be accounted for as a purchase, giving effect to the transaction as if it occurred on December 31, 2005 for purposes of the unaudited condensed pro forma consolidated balance sheet and on January 1, 2005 for purposes of the unaudited condensed pro forma consolidated statement of operations. The pro forma statements have been prepared to reflect the terms of the purchase agreement, which provide that Ivanhoe paid a total of $28.3 million for the working interest. The impact of material differences between Canadian and U.S. GAAP on the pro forma financial statements is disclosed in Note 3.
The pro forma statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future. In preparing these pro forma statements no adjustments have been made to reflect the expected operating synergies and administrative cost savings that could result from the operations of the combined assets.
In the opinion of Ivanhoe’s management, the pro forma statements include all necessary adjustments for a fair presentation of the ongoing entity.
2. Significant Assumptions and Adjustments
(a)	In January 2004, Ivanhoe, through its wholly-owned subsidiary, Sunwing Energy Ltd. (“Sunwing”), farmed-out a 40% interest in its Dagang field to Richfirst Holdings Limited (“Richfirst”), which agreement provided Richfirst with the right to convert its working interest in the Dagang field for Ivanhoe’s common shares at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field and in February 2006 Ivanhoe re-acquired Richfirst’s 40% working interest for a total of $28.3 million consisting of the following:

Ivanhoe common shares	$20,000
Non-interest bearing, unsecured note payable issued by Ivanhoe	6,547
Forgiveness of joint venture receivable from Richfirst due to Sunwing	1,746

$28,293

The non-interest bearing, unsecured note of approximately $7.4 million ($6.5 million after being discounted to net present value) is payable in 36 equal monthly installments commencing March 31, 2006. Had Ivanhoe issued this note on January 1, 2005 for Sunwing’s acquisition of Richfirst’s 40% working interest in the Dagang field, accretion on the discount of the note would be $0.5 million for the year ended December 31, 2005.

Ivanhoe has the right, during the three-year loan repayment period, to require Richfirst to convert the remaining balance of the loan into common shares of Sunwing, or another company owning all of the outstanding shares of Sunwing, subject to Sunwing or the other company having obtained a listing of its common shares on a prescribed stock exchange. The number of shares issued would be determined by dividing the then outstanding loan balance by the common share issue price (less a 10% discount) of the newly listed company.

(b)	The unaudited condensed pro forma consolidated statement of operations gives effect to Ivanhoe’s acquisition of the 40% working interest in the Dagang field as if the acquisition had occurred on January 1, 2005. On this basis, Ivanhoe would have recognized additional oil and gas revenue of $9.3 million and would have incurred an additional $1.7 million of operating costs, $5.5 million of depletion expense and a $5.0 million reduction in the provision for impairment of its oil and gas properties as a result of the ceiling test calculation.

(c)	The table below displays the common shares issued and outstanding for Ivanhoe as at December 31, 2005 prior to and after the acquisition:

	Shares
	Outstanding
	(thousands)	Amount
Immediately prior to the acquisition	220,779	$291,088
Shares issued in exchange for a 40% working interest in the Dagang field	8,591	20,000

Immediately after the acquisition	229,370	$311,088

The pro forma net income per share was calculated by dividing pro forma net loss for the year ended December 31, 2005 of $6.9 million by the weighted average number of shares outstanding as follows:

	Year ended
	December 31,
(in thousands)	2005
Weighted average number of shares outstanding	195,803
Shares issued in exchange for a 40% working interest in the Dagang field	8,591

	204,394

3. Additional Disclosures Required Under U.S. Generally Accepted Accounting Principles (GAAP)
The unaudited condensed pro forma consolidated balance sheet and the unaudited condensed pro forma statement of operations have been prepared in accordance with GAAP as applied in Canada which conforms in all material respects with U.S. GAAP except for certain matters, the details of which can be found in Ivanhoe’s 2005 Annual Report on Form 10-K:
Unaudited Condensed Pro Forma Consolidated Balance Sheet
The application of U.S. GAAP has the following effects on the unaudited condensed pro forma consolidated balance sheet items as reported under Canadian GAAP:

	As at December 31, 2005
	Oil and Gas	Shareholders' Equity
	Properties and	Share Capital	Contributed	Accumulated
	Investments	and Warrants	Surplus	Deficit	Total
Canadian GAAP — pro forma	$147,947	$316,238	$3,820	$(95,291)	$224,767
Adjustments for:
Reduction in stated capital	—	74,455	—	(74,455)	—
Stock based compensation	—	(316)	(3,432)	3,748	—
Ascribed value of shares issued for U.S. royalty interests, net	1,358	1,358	—	—	1,358
Provision for impairment	(11,450)	—	—	(11,450)	(11,450)
Depletion adjustments due to differences in provision for impairment	1,619	—	—	1,619	1,619
GTL and EOR development costs expensed	(10,712)	—	—	(10,712)	(10,712)

U.S. GAAP — pro forma	$128,762	$391,735	$388	$(186,541)	$205,582

     Oil and Gas Properties and Investments
As a result of the acquisition of Richfirst’s 40% working interest in the Dagang field, for U.S. GAAP purposes Ivanhoe would recognize a $1.7 million reduction in the impairment of its China properties for the year ended December 31, 2005 compared to a $5.0 million reduction in impairment for Canadian GAAP purposes as follows:

	Ceiling Test Impairments
	U.S. GAAP	Canadian GAAP	(Increase) Decrease
U.S. Properties
Prior to 2004	$34,000	$34,000	$—
2004	15,000	16,350	1,350
2005	2,800	—	(2,800)

	51,800	50,350	(1,450)

China Properties
Prior to 2004	10,000	—	(10,000)
2004	—	—	—
2005	1,700	5,000	3,300
2005 Pro forma adjustment	(1,700)	(5,000)	(3,300)

	10,000	—	(10,000)

	$61,800	$50,350	$(11,450)

Unaudited Condensed Pro Forma Consolidated Statements of Operations
The application of U.S. GAAP had the following effects on pro forma net loss and pro forma net loss per share as reported under Canadian GAAP:

	Year ended December 31,
	2005
	Net	Net Loss
	Loss	Per Share
Canadian GAAP — pro forma	$6,850	$0.03
Stock based compensation expense	(1,788)	(0.01)
Provision for impairment	2,800	0.01
Depletion adjustments due to differences in provision for impairment	(1,137)	—
GTL and EOR development costs expensed, net	4,828	0.02

U.S. GAAP — pro forma	$11,553	$0.05

Pro forma weighted average number of shares under U.S. GAAP (in thousands)		204,394

As a result of the acquisition of Richfirst’s 40% working interest in the Dagang field, Ivanhoe would recognize a $3.3 million increase in the impairment of its oil and gas properties for U.S. GAAP purposes resulting in a difference from Canadian GAAP of $2.8 million which is the impairment provision of its U.S. properties for the year ended December 31, 2005 as discussed above in “Oil and Gas Properties and Investments” in this note. Additionally, Ivanhoe would recognize a $0.1 million decrease in depletion of its oil and gas properties for U.S. GAAP purposes resulting in a difference from Canadian GAAP of $1.1 million for the year ended December 31, 2005